Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Annual Meeting Summary, First Quarter
Results for Fiscal Year 2007 and Announces a 5% Stock Dividend
(JACKSON, MICHIGAN)-October 25, 2006-At its Annual Shareowners’ meeting today, Electronic Contract Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced the results of voting at the annual meeting, its fiscal 2007 First Quarter results, as well as the approval of a 5% stock dividend.
At this meeting, current Board of Directors members, James N. DeBoer, James D. Fast, and David W. Hockenbrocht, were each re-elected to three-year terms expiring in 2009. In addition, the appointment of BDO Seidman, LLP as independent auditors was ratified.
CEO and President David W. Hockenbrocht also announced that the Board of Directors, at its meeting on October 25, 2006, approved a 5% stock dividend. Eligible shareowners of record on December 27, 2006, will receive the stock dividend. The dividend distribution or payment date was established as January 19, 2007. Cash will be paid in lieu of fractional shares of stock. Mr. Hockenbrocht stated that this represents the fifth such distribution in the last several years as a way to reward our shareowners, as well as demonstrate Sparton’s commitment to the enhancement of shareowner value and increased liquidity of Sparton stock.
Mr. Hockenbrocht commented on the Company’s progress and the continuing development of its EMS business, and also announced fiscal 2007 First Quarter results. Sales were $48,317,000 with a net loss of $2,464,000 ($0.25 per share). This compares to the previous year’s First Quarter sales of $37,306,000, and a net loss of $1,299,000 ($0.13 per share).
The fiscal 2007 results were disappointing and below expectation. Sales were stronger in all areas except government. The increased demand was due to a combination of new and existing customers. Medical/scientific instrumentation sales increased from the same quarter of the prior year primarily due to the Company’s May 31, 2006, acquisition of Astro Instrumentation, Inc. Government sales declined significantly due to several unsuccessful sonobuoy drop tests. These drop test failures not only reduced sales, but also resulted in identifying additional program costs of approximately $4.0 million, of which $1.8 million was related to loss contracts and recorded in the current quarter. The remaining $2.2 million will reduce margins on affected sonobuoy sales in future periods. Due to the additional rework and design changes on certain sonobuoys, and the expected reduced access to the Navy’s test range during the second quarter of fiscal 2007, government sales and related margins for the remainder of fiscal 2007 are anticipated to be negatively impacted. At September 30, 2006, the backlog of government contracts with negative or breakeven margins was approximately $7.7 million.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2006, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month Periods ended September 30, 2006 and 2005

	Three-Month Periods Ended
	September 30
	2006	2005
Net sales	$48,316,771	$37,306,118
Costs of goods sold	47,664,636	35,611,558

	652,135	1,694,560

Selling and administrative expenses:
Selling and administrative expenses	4,321,232	4,014,271
Other operating income	(72,674)	(18,042)

	4,248,558	3,996,229

Operating loss	(3,596,423)	(2,301,669)

Other income (expense):
Interest and investment income	150,931	264,448
Interest expense	(296,999)	—
Equity income in investment	12,000	17,000
Other — net	107,348	109,275

	(26,720)	390,723

Loss before income taxes	(3,623,143)	(1,910,946)
Credit for income taxes	(1,159,000)	(612,000)

Net loss	$(2,464,143)	$(1,298,946)

Basic and diluted loss per share	$(0.25)	$(0.13)

Notes:
1.	Financial information was taken from the Company’s internal records and is unaudited.
2.	For the three-month periods, weighted average shares outstanding were 9,854,835 in 2006 and 9,754,656 in 2005. Weighted average shares outstanding include the additional shares to be issued with respect to the 5% common stock dividend declared in October 2006. The effect of stock options was not included in the 2006 and 2005 calculation as such would have been anti-dilutive to each period’s net losses.
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